                   ARTICLES OF INCORPORATION
                               OF
                         MO BETTA CORP.

     The undersigned, to form a Nevada corporation,

CERTIFIES THAT:

     I.   NAME: The name of the corporation is:

                         MO BETTA CORP.

     II. PRINCIPAL OFFICE: The location of the principal office of this corporation within the State of Nevada is 6121 Lakeside Drive, Suite 250, Reno, Nevada 89511; this corporation may maintain an office or offices in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors or by the corporation; and this corporation may conduct business of every kind or nature, including the meetings of Directors or Stockholders, within Nevada, as well as without the State of Nevada.

     III. PURPOSE: The purpose for which this corporation. is formed is:

          To engage in any lawful activity.

     IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the corporation shall be TWENTY FIVE THOUSAND DOLLARS ($25,000.00), consisting of Twenty Five Thousand (25,000) shares of common stock with a par value of $1.00 per share.

     V. INCORPORATOR: The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

     NAME                     POST OFFICE ADDRESS
     Jennifer Johnson         6121 Lakeside Drive
                              Suite 250
                              Reno, Nevada        89511




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     VI.  DIRECTORS:  The governing board of this corporation shall be known as directors, and the first board shall be one (1) in number. The corporation shall have only one (1) shareholder at present.

          So long as all of the shares of this corporation are owned beneficially and of record by either one or two shareholders, the number of directors may be fewer than three, but not fewer than the number of shareholders. Otherwise, the number of directors shall not be fewer than three.

          Subject to the foregoing limitations, the number of directors may, at any time or times, be increased or decreased by a duly adopted amendment to these Articles of Incorporation, or in such manner as provided in the By-Laws of this corporation.

          The name and post office address of the director constituting the first Board of Directors is as follows:

     NAME                     POST OFFICE ADDRESS

     Michael J. Morrison      6121 Lakeside Drive
                              Suite 250
                              Reno, NV 89511

     VII. STOCK NON-ASSESSABLE: The capital stock or the holders thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.

     VIII. TERM OF EXISTENCE: This corporation shall have perpetual existence.

     IX. CUMULATIVE VOTING: No cumulative voting shall be in the election of directors.

     X. PREEMPTIVE RIGHTS: Stockholders shall not be entitled to preemptive rights.





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     THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law, of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying the facts herein stated are true, and, accordingly, has hereunto set her hand this 23rd day of 1987.

                              /s/ Jennifer Johnson
                              Jennifer Johnson

STATE OF NEVADA     )
                    ) ss.
COUNTY OF WASHOE    )

     On this 23rd day of March, 1987, before me, a Notary Public, personally appeared Jennifer Johnson who acknowledged she executed the above instrument.

                         /s/ Michael J. Morrison
                         Notary Public

[SEAL]
MICHAEL J. MORRISON
Notary Public - State at Nevada
Appointment Recorded in Washoe County
MY APPOINTMENT EXPIRES JULY 7. 1990